Exhibit 99.1

New Mountain Finance Corporation Announces Certain Preliminary Estimates for the Quarter Ended December 31, 2015

Portfolio Credit Quality Remains Stable

NEW YORK--(BUSINESS WIRE)--January 21, 2016--New Mountain Finance Corporation (NYSE:NMFC) (the "Company", “NMFC”, "we", "us" or "our") today announced certain preliminary estimates of the financial condition and updated earnings guidance based on preliminary financial results for the quarter ended December 31, 2015.

Given the sustained market volatility and uncertainty, the Company is setting forth a preliminary estimated range of our net asset value per share as of December 31, 2015 and a preliminary estimated range of our Adjusted Net Investment Income (as defined below) per share for the three months ended December 31, 2015. The following estimates are subject to the completion of financial closing procedures and are not a comprehensive statement of our financial condition or results for the period from October 1, 2015 through December 31, 2015. Be advised that our actual results for the three months ended December 31, 2015 may differ materially from these estimates, which are given only as of January 21, 2016, as a result of the completion of our financial closing procedures, final adjustments and other developments, including changes in interest rates or changes in the businesses to whom we have made loans, which may arise between now and the time that our financial results for the three months ended December 31, 2015 are finalized. This information is inherently uncertain.

As of January 21, 2016, we currently estimate that our Adjusted Net Investment Income per share will be between $0.34 and $0.35 for the three months ended December 31, 2015, which falls within the range of between $0.33 and $0.35 that was previously announced on our quarterly earnings call held on November 5, 2015. The adjustments to reconcile our estimated Adjusted Net Investment Income per share for the three months ended December 31, 2015 with net investment income under United States generally accepted accounting principles (“GAAP”) are expected to be less than a $0.01 per share increase to Adjusted Net Investment Income.

As of January 21, 2016, we estimate that our net asset value per share as of December 31, 2015 was between $12.90 and $13.15.

In addition, the Company believes that based on preliminary reporting through January 21, 2016, the underlying credit quality of the portfolio remains stable, with no new investments expected to go on non-accrual status.

The preliminary estimates and guidance provided have been prepared by, and are the responsibility of, management. Neither Deloitte & Touche LLP, our independent registered public accounting firm, nor any other independent accountants, nor our Board of Directors, have audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data and estimates. Accordingly, Deloitte & Touche LLP and our Board of Directors do not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this preliminary information. Actual results for the period may differ materially.

The Company intends to announce final results of operations for the period ended December 31, 2015 on Monday, February 29, 2016. The Company plans to host an earnings conference call on Tuesday, March 1, 2016 to discuss the financial results.

Use of Non-GAAP Financial Measures

In evaluating its business, NMFC considers and uses Adjusted Net Investment Income as a measure of its operating performance. Adjusted Net Investment Income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Under GAAP, NMFC’s IPO did not step-up the cost basis of the predecessor operating company’s existing investments to fair market value. Since the total value of the predecessor operating company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or issue discount, and different amounts in realized gains and unrealized appreciation, may be recognized under GAAP in each period than if a step-up had occurred. For purposes of the incentive fee calculation, NMFC adjusts income as if each investment was purchased at the date of the IPO (or stepped-up to fair market value).

The term Adjusted Net Investment Income is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted Net Investment Income has limitations as an analytical tool and, when assessing NMFC’s operating performance, and that of its portfolio companies, investors should not consider Adjusted Net Investment Income in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with GAAP. Among other things, Adjusted Net Investment Income does not reflect NMFC’s, or its portfolio companies’, actual cash expenditures. Other companies may calculate similar measures differently than NMFC, limiting their usefulness as comparative tools.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Shiraz Y. Kajee (212) 655-0194
Chief Financial Officer and Treasurer